Exhibit 19.15.4
Consent of Qualified Person
I, Tarryn Flitton, Chairperson of the Mineral Resource and Mineral Reserve Leadership Team, in connection with the Technical Report Summaries for each respective material mining property of AngloGold Ashanti plc (“AngloGold Ashanti”), dated 31 December 2021, 31 December 2022, 31 December 2023 or 31 December 2024, as applicable (the “Technical Report Summaries”) as required by Item 601(b)(96) of Regulation S-K and filed as exhibits to AngloGold Ashanti's annual report on Form 20-F for the year ended 31 December 2024 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to:
•the public filing and use of the Technical Report Summaries as exhibits to the Form 20-F;
•the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summaries;
•any extracts from, or summary of, the Technical Report Summaries in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summaries, or portions thereof, that is included or incorporated by reference into the Form 20-F; and
•the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti's registration statements on Form S-8 (Registration Nos. 333-274681 and 333-278925) (and any amendments or supplements thereto).

Date: 15 April 2025

/s/ Tarryn Flitton

Tarryn Flitton